CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Registration Statement on Form N-14 of The Tocqueville Trust as filed with the Securities and Exchange Commission on or about October 12, 2022.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York
October 12, 2022